UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

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FORM SD

Specialized Disclosure Report

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ONTO INNOVATION INC.

(Exact name of Registrant as specified in charter)

Delaware	000-39110	94-2276314
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

16 Jonspin Road, Wilmington, Massachusetts 01887

(Address of principal executive offices)

Yoon Ah E. Oh (978) 253-6200

(Name and telephone number, including area code, of person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 2401.13p-1) for the reporting period from December 31, 2023 to December 28, 2024

Section 1 – Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

This Form SD of Onto Innovation Inc. (the “Company”) is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934 for the reporting period December 31, 2023 to December 28, 2024.

A copy of the Company’s Conflict Minerals Report is provided as Exhibit 1.01 to this Form SD, and is publicly available at https://ontoinnovation.com/writable/files/Conflict-Minerals-Report-2024.pdf

Item 1.02 Exhibit

As specified in Section 3, Item 3.01 of this Form SD, the Company is hereby filing its Conflict Minerals Report as Exhibit 1.01 to this report.

Section 3 – Exhibits

Item 3.01 Exhibits

Exhibit No.	Description

1.01	Conflict Minerals Report of Onto Innovation Inc.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 22, 2025	ONTO INNOVATION INC.

/s/ Yoon Ah E. Oh
Yoon Ah E. Oh Senior Vice President, General Counsel & Secretary